Exhibit 10.34

March 20, 2014

Ben Chen

Re:	Offer of Employment
Re:	Revised to reflect the full time start date, no signature required.

Dear Ben,

I would like to formally extend you an offer of employment as followed:

Starting date:  4/1/2014, starting 20 hours per week till May 31st, 2014.  Beginning June 23rd as a full time employee.

Title:  Senior VP of Global Regulatory Affairs and Quality Assurance

Location: currently at 1616 Eastlake Avenue East, Seattle, WA 98102

Duties: See attached

Starting salary:  $280,000 per annum, paid twice a month.

Report to: CEO

Health and Dental Insurance:  25% of premium paid by employee starting June 1st, 2014.

Equity:  An option to 300,000 shares of Atossa Genetics common stock at the closing stock price on the later of the date approved by the board or your first date of employment which vests over four years of employment, 25% at the end of the first year and quarterly after that.  The option is subject to the terms and condition of our option plan.

Bonus:  Up to 20% of prorated annual salary for the months worked based on the performance review on goals and objectives set following employment.

PTO:  120 hour of accrual paid time off per year, subject to reset annually on March 31st the following year or per company policy.

Benefit:  a 4% matching 401k with a 365 day waiting period.

Relocation: per relocation policy attached.

Parking: paid parking

Sick/Holiday:  per Seattle Paid Sick Day policy, and 10 holidays per Atossa holiday calendar.

Your employment is contingent upon successful completion of reference checks and a background investigation.

Candidate is not currently nor in the past year employed with, nor does Candidate have any consultancy or other relationship with, any distributor of  Atossa Genetics, Inc.’s products and services nor any competitor of Atossa Genetics, Inc.  Candidate is not a party to any agreement or is otherwise restricted in accepting an employment or consultancy position with Atossa Genetics, Inc.

This is an At Will employment position, and the first three months of your employment will be an introductory period to evaluate if your skill set and performance meet the requirements.

We truly look forward to meeting you and to working with you to help us build Atossa into a great company.

Regards,

/S/ Steve Quay

Steven C. Quay, MD, PhD, FCAP
CEO and President
cc: Shu-Chih Chen, PhD, Chief Scientific Officer, HR Director

1616 Eastlake Avenue East, Suite 510  •  Seattle, Washington  •  98102

T: 206.588.0256 F: 206.430.1288

www.AtossaGenetics.com